EXHIBIT 11.1

                          INTERMET CORPORATION


                 COMPUTATION OF EARNINGS PER COMMON SHARE

                   (In thousands, except per share data)

                                           Three months ended
                                        -----------------------
                                        April 4         April 3
                                          1993            1994
                                        -------         -------
  Net income                            $    720        $ 1,710
                                        ========        =======
  Weighted average number of
        shares outstanding                24,545         24,577
 Dilutive effect of
   outstanding options                       178            127
                                         -------         ------
 Weighted average number of
   shares and equivalent
   shares outstanding                     24,723         24,704
                                        --------         ------

Earnings per share                      $   0.03        $  0.07
                                        ========        =======